Z3 Enterprises Acquires Usee, Inc., VoIP Provider, for $105M in Stock

HENDERSON, NV, Sep 20, 2010 (MARKETWIRE via COMTEX) -- Z3 Enterprises, Inc.(BIBB 16.05, +0.05, +0.31%) has signed an agreement to acquire 100% of Usee, Inc. of Texas and Usee Ca., Inc. of Murrieta, California for $105 million in stock upon completion of the Z3's recently announced 6:1 forward split. After the acquisition and other complementary transactions, Usee will operate as a wholly owned subsidiary of Z3 Enterprises, adding revenues of nearly $10 million annually and pending contracts worth well over $100 million per year to the bottom line of the parent company. The move significantly bolsters Z3's overall income and assets for 2010 and revenue projections for 2011, while making the current shareholders of Usee "minority shareholders" in Z3 Enterprises.
While Z3's primary focus is on the acquisition, financing, and production of media related consumer products, the acquisition of Usee allows Z3 to diversify its revenue streams. The move will also enable Usee to complete several other acquisitions of complementary companies in the voice over internet protocol (VoIP), industry which has seen an estimated growth in revenues from less than $10 billion in 2006 to nearly $50 billion in 2010.

"Our goal is to provide consumers with access to entertainment, education, and other products and services to make their lives easier and more enjoyable," said Judson Bibb, President of Z3 Enterprises. "The acquisition of a company that owns patents in a fast growing segment of the market is part of our mission to build shareholder value through the acquisition and funding of consumer-driven projects."

Z3 Enterprises and Usee will focus on raising $150 Million in capital for Usee's operations including the international expansion of Usee's products and services. In addition, Z3 Enterprises intends to utilize Usee's platforms for advertising and delivery of some of its video-based content including educational programs, and other corporate and consumer products.

About Z3 Enterprises, Inc. (formerly Bibb Corp.): The company is in the business of multi-media publishing and marketing. To date the Company's operations have been limited to general administrative operations and was considered a development stage company. The company's projects include publication of health and wellness books, the production of educational and entertaining television shows, feature films, and special events marketing. www.z3einc.com
About Usee, Inc. and Usee Ca., Inc.

Usee, Inc. is the Lifestyle Tele-Media Company organized as a Texas Corporation and is headquartered in Dallas with additional offices in Los Angeles, and Chicago. Through a joint venture with a team of visionary engineers and network innovators at XCastLabs, the Company is able to provide seamless, cost efficient and effective VoIP and video/content services. Usee's primary focus is to provide real time, face-to-face video communications and content to meet the needs of consumers, businesses and institutions. We create a virtual tele-media experience for the end user with our UseeiseeFone(TM) and UseeiseeSoftFone(TM) currently with other options to soon follow. www.useeisee.com
Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information:

Robert Schechter

Equity Communications

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